UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
December 10, 2010
Date of Report (Date of earliest event reported)
NOVASTAR FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	001-13533 (Commission File Number)	74-2830661 (I.R.S. Employer Identification No.)
2114 Central Street, Suite 600, Kansas City, MO 64108

(Address of principal executive offices) (Zip Code)

(816) 237-7000

(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General
Instruction A.2. below):

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement
Voting Agreement
On December 10, 2010, NovaStar Financial, Inc. (the “Company”), entered into a voting agreement (the “Voting Agreement”) with Howard Amster and Barry Igdaloff (together, the “Series C Directors”). The Series C Directors were elected to the Company’s board of directors by the holders of 8.90% Series C Cumulative Redeemable Preferred Stock (the “Series C Stock”).
Pursuant to the terms of the Voting Agreement, the Series C Directors will (1) vote the shares of Series C Stock held by them in favor of certain proposals on which they are entitled to vote outlined in the registration statement on Form S-4 the Company filed with the Securities and Exchange Commission (the “Registration Statement”) and (2) tender the shares of Series C Stock held by them in the Company’s proposed exchange offer and consent solicitation with the holders of Series C Stock (the “Series C Offer”), subject to certain conditions. Collectively, Mr. Amster and Mr. Igdaloff own or control, directly or indirectly, inclusive of shares Mr. Igdaloff controls as a registered investment advisor, approximately 18% of the outstanding shares of Series C Stock.
In the Voting Agreement, the Company has agreed that, upon the closing of the Series C Offer and consequent elimination of the Series C Stock, it will expand the Board by two positions and appoint the Series C Directors to the newly-created vacant positions and include the Series C Directors on the slate of director nominees recommended by management to the shareholders at the 2011 Annual Shareholder Meeting.
A copy of the Voting Agreement is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.
Exchange Agreement
On December 10, 2010, the Company entered into an Exchange Agreement with Jefferies Capital Partners IV L.P., Jefferies Employee Partners IV LLC, JCP Partners IV LLC and Massachusetts Mutual Life Insurance Company, the holders of 9.00% Series D1 Mandatory Convertible Preferred Stock (the “Series D Stock”), to exchange all issued and outstanding shares of the Series D Stock for an aggregate of 37,162,000 newly-issued shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and $1,377,000 in cash (the “Series D Exchange”) upon the completion of the Series C Offer. The shares of Common Stock issued in the Series D Exchange will be issued pursuant to an exemption from registration under Regulation D of the Securities Act and therefore will be “restricted securities”.
Pursuant to the terms of the Exchange Agreement, the Series D Holders have agreed to consent to and vote their Series D Stock in favor of the proposals described in the Registration Statement. The Series D Holder have also agreed to vote the shares of Common Stock each will receive in the Series D Exchange in favor of the Company’s slate of nominees to the board of directors at the 2011 Annual Shareholder Meeting. The Series D Holders will not be permitted to sell or transfer (except to certain affiliates) the Common Stock issued to each until the earlier of (a) three years has passed, (b) an ownership change has occurred resulting in the loss of the Company’s existing net operating losses, (c) an ownership change is authorized by the Company’s board that will resulting in the loss of the Company’s existing net operating losses, or (d) a determination by the Company’s board that the Company’s net operating losses will not be realized in whole or in part (the “Lock-Up Period”). Upon the closing of the Series C Offer and during the Lock-Up Period, the Series D Holders each have the right to appoint either an observer (without voting rights) or a representative (with voting rights) to the Company’s board of directors. In the event a Series D Holder elects to appoint a representative to the Company’s board, the Company will be required to expand the size of its board pursuant to the company’s bylaws and appoint such representative to the Company’s board. The Series D Exchange is complete subject to certain conditions beyond the control of the Company or the Series D Holders, including the completion of the Series C Offer.
A copy of the Voting Agreement is furnished as Exhibit 99.2 to this report and is incorporated herein by reference.
Registration Rights Agreement
Upon completion of the Series C Offer and consummation of the Series D Exchange, the Series D Holders and the Company will execute a registration rights agreement in the form as attached to the Exchange Agreement (“Registration Rights Agreement”). The Registration Rights Agreement will obligate the Company to register the Common Stock issued in the Series D Exchange at the end of the Lock-Up Period so that such shares of Common

Stock will become freely tradable. The Registration Rights Agreement is an obligation under, and an exhibit to, the Exchange Agreement and is incorporated by reference.

Item 8.01	Other Events
On December 10, 2010, the Company issued a press release announcing that its board of directors has approved a plan to recapitalize its Series C Stock and Series D Stock. In connection with the recapitalization, the Company announced that it entered into the Exchange Agreement and the Voting Agreement and has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 and a Schedule 13E-3/TO relating to the Series C Offer and consent and proxy solicitation.
A copy of the press release is furnished as Exhibit 99.3 to this report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
The following exhibits are filed with this report as required by Item 601 of Regulation S-K:

Exhibit Number	Description
99.1
Voting Agreement dated December 10, 2010 by and among NovaStar Financial, Inc., Howard Amster and Barry Igdaloff (incorporated by reference to Exhibit (d)(1) to the Schedule 13E-3/TO filed by NovaStar Financial, Inc. on December 10, 2010).

99.2
Exchange Agreement dated December 10, 2010 by and among NovaStar Financial, Inc., Jefferies Capital Partners IV L.P., Jefferies Employee Partners IV LLC, JCP Partners IV LLC, and Massachusetts Mutual Life Insurance Company (incorporated by reference to Exhibit (d)(2) to the Schedule 13E-3/TO filed by NovaStar Financial, Inc. on December 10, 2010).

99.3	Press Release of NovaStar Financial, Inc., dated December 10, 2010 (filed herewith).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOVASTAR FINANCIAL, INC.
DATE: December 10, 2010	/s/ Rodney E. Schwatken
Rodney E. Schwatken
Chief Financial Officer